Exhibit 99.3

Merrill Lynch, Pierce, Fenner & Smith Incorporated	GLOBAL CORPORATE & INVESTMENT BANKING

November 3, 2016

The Board of Directors

AEP Industries Inc.

95 Chestnut Ridge Road

Montvale, NJ 07645

United States

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated August 24, 2016, to the Board of Directors of AEP Industries Inc. (“AEP”) as Annex C to, and to the reference thereto under the headings “SUMMARY — Opinion of AEP’s Financial Advisor” and “THE MERGERS — Opinions of Financial Advisor to AEP” in, the joint proxy statement/prospectus relating to the proposed merger involving AEP and Berry Plastics Group, Inc. (“Berry”), which joint proxy statement/prospectus forms a part of Berry’s Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED